Filed Pursuant to Rule 433

Registration Statement No. 333-226539

March 26, 2020

PRICING TERM SHEET FOR THE 3.35% DEBENTURES, SERIES 2020 A

Issuer:	Consolidated Edison Company of New York, Inc.

Anticipated Ratings (Moody’s; S&P; Fitch)*:	Baa1 (Stable); A- (Stable); A- (Negative)

Issue of Securities:	3.35% Debentures, Series 2020 A due 2030

Principal Amount:	$600,000,000

Interest Rate:	3.35% per annum

Interest Payment Dates:	April 1 and October 1 commencing on October 1, 2020

Maturity Date:	April 1, 2030

Benchmark Treasury:	1.500% due February 15, 2030

Benchmark Treasury Price / Yield:	106-12 / 0.827%

Spread to Benchmark Treasury:	+255 basis points

Yield to Maturity:	3.377%

Public Offering Price:	99.772% of the principal amount

Optional Redemption Provisions:	Make Whole call at any time prior to January 1, 2030 (the “par call date”) at Treasury Rate +40 basis points (calculated to the par call date) Callable on or after the par call date at par

Pricing Date:	March 26, 2020

Settlement Date:	March 31, 2020 (T+3)

CUSIP:	209111 FX6

Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Citigroup Global Markets Inc.

KeyBanc Capital Markets Inc.

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:	PNC Capital Markets LLC TD Securities (USA) LLC Loop Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Mizuho Securities USA LLC toll-free at 1-866-271-7403.